EXHIBIT 10.25

4901 Bakers Mill Lane, Richmond, VA 23230 www.llflooring.com

January 19, 2022

VIA EMAIL (mike@dauberman.com)

Michael Dauberman

7526 Crowngate Nw Cir

North Canton, Ohio 44720

(480) 252-0888

Re: Offer Letter

Dear Michael:

This letter confirms our offer of employment to you with LL Flooring Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, or "LL Flooring" or the "Company"). The details of our offer are as follows:

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Title: EVP, Chief Growth Officer
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Location: Richmond, Virginia
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Reports to: Charles Tyson, President and CEO
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Start Date: February 9, 2022 (or as determined based upon mutual agreement between you and Charles Tyson).
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Annual Base Salary: $475,000. LL Flooring currently processes payroll on a weekly basis. This is subject to change. We strongly encourage associates to receive their pay via direct deposit.
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Incentive Plan: You will be eligible to participate in the Annual Bonus Plan for Executive Management (the "Bonus Plan"). Your 100% target payout under the Bonus Plan will be equal to 60% of your annual base salary, with the opportunity to earn a maximum of 200% of your target payout based on LL Flooring's performance against certain financial objectives. For 2022, any earned bonus payout will be pro-rated for your date of hire in 2022. Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan arid the amount thereof, is a decision left to the sole discretion of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). Further, the Bonus Plan is subject to amendment, modification and/or termination by the Compensation Committee in its sole and absolute discretion. To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.

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Equity: LL Flooring will recommend to the Compensation Committee that you receive an award of equity with a total cumulative value of $300,000. The Company will recommend the award be comprised of (i) 50% performance-based restricted stock, (ii) 25% time-based restricted stock and (iii) 25% non-qualified stock options with time-based vesting. The time-based restricted stock awards would vest ratably over four years. Subject to meeting the applicable performance targets set forth in the Company's grant agreement, 100% of the performance-based restricted stock awards would cliff vest on the three-year anniversary of the grant date. The actual amount of performance-based restricted stock earned will range from O to 200% of the target award, depending on the Company's actual performance against the performance targets. The valuation of the options will be made using the Black-Scholes-Merton method as of the date of award and will vest over four years. If approved by the Compensation Committee, any award will be granted under, subject to and governed by the Company's Amended and Restated 2019 Equity Compensation Plan, and shall be evidenced by a grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. While it is expected that the Compensation Committee will next award equity three (3) business days after the Company publicly announces its financial results for Q4 2021, the timing and amount of any such award to you is subject to your actual start date of employment and to the absolute discretion of the Compensation Committee. You may be eligible for future annual equity awards based on an assessment of your job performance and recommendation made by the CEO. All awards require approval at the absolute discretion of the Compensation Committee. As an associate, you will be subject to the expectations and restrictions of LL Flooring's Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.
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Sign-On Incentives: Provided you begin employment with LL Flooring within three weeks of the date of this offer, the Company will pay you a one-time sign-on cash bonus of $350,000, less standard deductions, which is payable in two equal installments within 30 days of each of March 1, 2022 and 2023, respectively, subject to full repayment if you voluntarily resign or your employment is terminated for cause prior to the second anniversary of March 1, 2022. You are also entitled to receive a one-time sign- on award of equity with a grant date value of $350,000 to compensate you for equity incentive awards that were forfeited at your previous employer as a result of your resignation. The Company has recommended the award be comprised of (i) 50% performance-based restricted stock, (ii) 25% time-based restricted stock and (iii) 25% non-qualified stock options with time-based vesting. The timing of such award to you is subject to your actual start date of employment and to the absolute discretion of the Compensation Committee.
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Director and Officer Stock Ownership Guidelines: In order to align the financial interests of executives with those of the Company's stockholders and to further promote the Company's commitment to sound corporate governance, you will be subject to the Company's Stock Ownership Guidelines. Directors and Executive Officers subject to the Stock Ownership Guidelines are expected to meet the applicable guideline no more than five (5) years after first becoming subject to them and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Stock that may be considered in determining compliance with the Stock Ownership Guidelines includes:
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Shares owned directly by the participant or indirectly by the participant through (a) his or her immediate family members (as defined in the Stock Ownership Guidelines) residing in the same household or (b) trusts for the benefit of the participant or his or her immediate family members;
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Vested shares of restricted stock held by the participant; and
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Shares underlying vested stock options held by the participant that are "in the money."

The Compensation Committee shall be responsible for monitoring the application of the Stock Ownership Guidelines and has sole discretion to alter or change these requirements at anytime.

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Relocation Expense Reimbursement: This position is based in our corporate office in Richmond, VA. Financial support will be provided to cover reasonable temporary living and relocation expenses from your current residence in North Canton, Ohio to the Richmond, VA area. You will be provided with up to $200,000 (relocation expenses that are not tax deductible will be grossed up at 35%) in relocation expense reimbursement in accordance with the Company's relocation policy provided you sign and return to us a Relocation Expense Agreement. Prior to your relocation to Richmond, the Company will allow you to incur reasonable travel and temporary housing expenses to your Relocation Expense Reimbursement, including coach airfare, temporary housing or hotel stays, rental car and airport parking costs, while in Virginia. In the event you voluntarily resign your employment from LL Flooring for any reason prior to completing two (2) full years of employment, you shall be obligated to repay this relocation payment and any related gross up (together, the "relocation payment") to LL Flooring as follows: (i) before one (1) year, full repayment of the relocation payment, or (ii) after one (1) year but before two (2) years, 50% repayment of the relocation payment; that such repayment shall be due within thirty (30) days of the termination of your employment; and that you acknowledge that LL Flooring has the right to reduce any final compensation payment to you by the amount owed to LL Flooring under this section. Your relocation to Richmond, VA must be completed by June 1, 2023.
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Severance Benefit: In consideration of your continued employment with the Company and its subsidiaries, LL Flooring will enter into the Company's form of Severance Agreement with you in order to ameliorate the financial and career impact on you should your employment with the Company be terminated under certain circumstances.
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Performance Review and Merit Increase: Your performance will be reviewed periodically with you by your supervisor, but no less than annually. Merit increases are discretionary based on performance and business considerations.
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Benefits Eligibility: You will be eligible to participate in benefit plans offered through LL Flooring per the terms and conditions of those plans. During your orientation, you will be given more information regarding these plans and a copy of our current benefits summary if you did not previously receive one. Following your first day of employment, you will also be able to access the full Benefits Guide on our Company intranet. In addition, you will be eligible for any executive perquisites offered by the Company. Currently these benefits include reimbursement for a personal annual physical and annual financial/tax planning/preparation and are subject to a maximum reimbursement limit set by the Company.
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Paid Time Off (PTO): Per the terms and conditions of the LL Flooring Paid Time Off ("PTO") Policy, you will be eligible to accrue up to a maximum of 200 hours of PTO annually and thereafter. Your 2022 accrual will be pro-rated based on your actual date of hire. Additionally, LL Flooring observes six scheduled holidays each year. Those holidays currently are New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1) satisfactory completion of all pre-hire assessments and evaluations, (2) satisfactory results of a drug screening test, (3) executive background verification, (4) your executing the Company's Confidentiality, Non-Solicitation and Non Competition Agreement, and (5) your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (1-9) form. A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please acknowledge your acceptance of this offer by signing and returning a copy of this letter no later than the close of business January 24, 2022 to me via email to: margano@llflooring.com.

By signing this offer, you are, among other things, representing to LL Flooring that there are no agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of LL Flooring.

Please note that your employment with LL Flooring is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does LL Flooring, of ending your employment with LL Flooring at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me by telephone at (336) 601-9610 (mobile), or by email.

Michael, we look forward to you joining the LL Flooring team and working with you to further our success.

Sincerely,

/s/ Matt T. Argano

Matt T. Argano, Ph.D.

SVP, Human Resources

ACKNOWLEDGEMENT and AGREEMENT: As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents. I agree that should I terminate employment with LL Flooring or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Michael Dauberman	Date:	January 23, 2022
Michael Dauberman

cc: Charles Tyson, President and CEO